Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
of REGI U.S., Inc.

We consent to the reference to our firm under the caption "Interest of Named Experts and Counsel" and to the use of our report dated August 9, 2005 on the financial statements of REGI U.S. Inc. as of April 30, 2005 that are included in the Company’s Form 10-KSB, which is included, by reference in the Company's Form SB-2.

Dated this 4th day of January, 2007.

/s/ Manning Elliott LLP

MANNING ELLIOTT LLP
Chartered Accountants